Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

kellers@rushenterprises.com

RUSH ENTERPRISES, INC. ADOPTS $40 MILLION STOCK REPURCHASE PROGRAM

SAN ANTONIO, November 30, 2017 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that its Board of Directors approved a new stock repurchase program authorizing the Company to repurchase, from time to time, up to an aggregate of $40 million of its shares of Class A common stock, $.01 par value per share, and/or Class B common stock, $.01 par value per share. This new stock repurchase program replaces the Company's prior $40 million repurchase program, announced on November 30, 2016, which recently concluded. “Our new $40 million stock repurchase program reflects our continued confidence in the Company’s future growth opportunities and our commitment to enhancing shareholder value,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of the Company.

Repurchases will be made at times and in amounts as the Company deems appropriate and may be made through open market transactions at prevailing market prices, privately negotiated transactions or by other means in accordance with federal securities laws. The actual timing, number and value of repurchases under the new stock repurchase program will be determined by management in its discretion and will depend on a number of factors, including market conditions, stock price and other factors, including those related to the ownership requirements of its dealership agreements with Peterbilt. The new stock repurchase program expires on November 29, 2018, and may be suspended or discontinued at any time.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, CNG fuel systems, vehicle telematics products, chrome accessories and tires. For more information, please visit www.rushenterprises.com.